EXHIBIT 99.1

Eagle Bancorp Montana Earns a Record $1.8 Million, or $0.46 per Diluted Share, in 3Q16; Declares Regular Quarterly Cash Dividend of $0.08 per Share

HELENA, Mont., Oct. 25, 2016 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income increased 240% to $1.8 million, or $0.46 per diluted share, in the third quarter of 2016, compared to $521,000, or $0.14 per diluted share, in the third quarter a year ago.  In the preceding quarter, Eagle earned $1.3 million, or $0.32 per diluted share.  In the first nine months of 2016, net income increased 117% to $3.7 million, or $0.95 per diluted share, compared to $1.7 million, or $0.44 per diluted share, in the first nine months of 2015.

Eagle’s board of directors declared a regular quarterly cash dividend of $0.08 per share.  The dividend will be payable December 2, 2016 to shareholders of record November 11, 2016.  The current annualized yield is 2.20% at recent market prices.

“We produced record operating results during the quarter, with strong revenue growth, robust mortgage production, double digit annualized loan growth and an improved net interest margin,” said Peter J. Johnson, President and CEO.  “Our focus on gathering core deposits, growing the loan portfolio and expanding our customer base throughout Montana continues to gain momentum.  We continue to improve upon our performance metrics with a return on average assets of 1.07%, a return on average equity of 11.82% and an improved efficiency ratio of 69.70%, for the third quarter of 2016. This solid financial performance is a reflection of the hard work of our employees and their commitment to our customers.”

Third Quarter 2016 Highlights (at or for the three month period ended September 30, 2016, except where noted)

  Net income grew 240% to $1.8 million, or $0.46 per diluted share in the third quarter, compared to $521,000, or $0.14 per diluted share in the third quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 37.6% to $10.1 million compared to $7.3 million in the same period a year ago.
  Net interest margin improved 27 basis points compared to a year ago to 3.55%.
  Total loans increased 4.0% to $461.5 million at September 30, 2016, compared to $443.9 million three months earlier and increased 17.9% compared to $391.5 million a year earlier.
  Commercial real estate loans increased 31.7% to $205.8 million at September 30, 2016, compared to $156.3 million a year earlier.
  Total deposits increased 7.1% to $515.3 million at September 30, 2016, from $481.1 million a year earlier.
  Capital ratios remain strong with a tangible shareholders equity ratio of 10.10% at September 30, 2016.
  Declared quarterly cash dividend to $0.08 per share, providing a 2.20% current yield at recent market prices.

Balance Sheet Results

“Loan production remained solid, as did the regional economy, and we continue to see significant potential for growth in our loan origination pipelines, particularly with commercial real estate and C&I loan segments,” said Johnson.  Total loans increased 4.0% to $461.5 million at September 30, 2016, compared to $443.9 million three months earlier and increased 17.9% compared to $391.5 million a year earlier.

Eagle originated $101.2 million in new residential mortgages during the quarter, excluding construction loans, and sold $95.6 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.30%.  This production compares to residential mortgage originations of $80.5 million in the preceding quarter with sales of $68.7 million.

Commercial real estate loans increased 31.7% to $205.8 million at September 30, 2016, compared to $156.3 million a year earlier, while residential mortgage loans decreased 3.4% to $113.3 million compared to $117.3 million a year earlier.  Commercial loans increased 77.4% to $60.1 million, home equity loans increased 2.3% to $47.7 million and construction loans decreased 11.0% to $20.6 million, compared to a year ago.

Eagle’s total deposits increased 7.1% to $515.3 million at September 30, 2016, compared to $481.1 million a year earlier and were up 1.3% compared to $508.9 million at June 30, 2016.  As of September 30, 2016, checking and money market accounts represent 51.5%, savings accounts represent 15.6%, and CDs comprise 32.9% of the total deposit portfolio.

Total assets increased 10.3% to $674.5 million at September 30, 2016, compared to $611.4 million a year earlier and increased 1.7% compared to $663.3 million three months earlier.  Shareholders’ equity improved to $60.0 million at September 30, 2016, compared to $59.0 million three months earlier and $54.4 million one year earlier.  Tangible book value improved to $13.91 per share at September 30, 2016, compared to $13.63 per share at June 30, 2016 and $12.40 per share a year earlier.

Operating Results

“Third quarter net interest margin improved 24 basis points compared to the preceding quarter and 27 basis points compared to the third quarter a year ago, primarily as a result of our strong loan growth,” Johnson said.  Eagle’s net interest margin was 3.55% in the third quarter, compared to 3.31% in the preceding quarter and 3.28% in the third quarter a year ago.  In the first nine months of the year, Eagle’s net interest margin was 3.40% compared to 3.36% in the same period one year ago.  Funding costs for the quarter were down one basis point while asset yields increased 26 basis points compared to a year ago.  The investment securities portfolio decreased to $133.8 million at September 30, 2016, compared to $147.5 million a year ago, which had a slight positive impact on the average yields on earning assets.

Eagle’s third quarter revenues increased 15.6% to $10.1 million compared to $8.8 million in the preceding quarter and increased 37.6% compared to $7.3 million in the third quarter a year ago.  In the first nine months of 2016, revenues increased 19.8% to $26.6 million, compared to $22.2 million in the first nine months of 2015.  Net interest income before the provision for loan loss increased 9.7% to $5.4 million in the third quarter compared to $4.9 million in the preceding quarter, and increased 22.3% compared to $4.4 million in the third quarter a year ago.  In the first nine months of the year, net interest income increased 15.9% to $15.2 million, compared to $13.1 million in the first nine months of 2015.

Primarily as a result of the net gain on sale of loans, noninterest income increased 23.2% to $4.7 million in the third quarter, compared to $3.8 million in the preceding quarter, and increased 61.0% compared to $2.9 million in the third quarter a year ago.  Year-to-date, noninterest income increased 25.6% to $11.4 million compared to $9.1 million in the first nine months a year ago.  Third quarter noninterest expenses were $7.2 million, compared to $6.7 million in the preceding quarter and $6.5 million in the year ago quarter.  Year-to-date, noninterest expense was up modestly to $20.4 million compared to $19.3 million in the first nine months of 2015.

Credit Quality

The third quarter provision for loan losses was $472,000, compared to $459,000 in the preceding quarter and $310,000 in the third quarter a year ago.  As of September 30, 2016, the allowance for loan losses represented 263.3% of nonperforming loans compared to 196.0% three months earlier and 216.6% a year earlier.  At September 30, 2016, nonperforming loans (NPLs) were $1.8 million, which was down 18.7% compared to $2.2 million three months earlier, and an increase compared to $1.5 million a year earlier.

Eagle’s third quarter net charge-offs totaled $82,000, compared to $139,000 in the preceding quarter and $30,000 in the third quarter a year ago.  The allowance for loan losses was $4.7 million, or 1.01% of total loans at September 30, 2016, compared to $4.3 million, or 0.96% of total loans at June 30, 2016, and $3.2 million, or 0.83% of total loans a year ago.

OREO and other repossessed assets was $513,000 at September 30, 2016, down slightly compared to $565,000 at June 30, 2016.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $2.3 million at September 30, 2016, or 0.34% of total assets, compared to $2.7 million, or 0.41% of total assets three months earlier and $2.1 million, or 0.35% of total assets a year earlier.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of shareholders’ equity to tangible asset of 10.10% at September 30, 2016.  (Shareholders’ equity, plus trust preferred securities and subordinated debt, less goodwill and core deposit intangible to tangible assets).

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 13 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	June 30,	September 30,
	2016	2016	2015

Assets:
Cash and due from banks	$6,802	$5,579	$6,529
Interest-bearing deposits with banks	1,029	844	717
Total cash and cash equivalents	7,831	6,423	7,246
Securities available-for-sale, at market value	133,754	140,449	147,460
FHLB stock, at cost	3,870	3,735	2,853
FRB stock	871	871	642
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	19,415	21,246	14,731
Loans:
Residential mortgage (1-4 family)	113,287	116,207	117,320
Commercial loans	60,102	48,982	33,884
Commercial real estate	205,819	200,848	156,293
Construction loans	20,649	16,382	23,210
Consumer loans	14,867	14,618	14,885
Home equity	47,694	47,842	46,632
Unearned loan fees	(919)	(951)	(750)
Total loans	461,499	443,928	391,474
Allowance for loan losses	(4,650)	(4,260)	(3,230)
Net loans	456,849	439,668	388,244
Accrued interest and dividends receivable	2,138	2,274	2,332
Mortgage servicing rights, net	5,439	5,196	4,808
Premises and equipment, net	19,543	17,965	18,290
Cash surrender value of life insurance	13,996	14,683	12,429
Real estate and other assets acquired in settlement of loans, net	513	565	619
Goodwill	7,034	7,034	7,034
Core deposit intangible	416	449	550
Other assets	2,671	2,623	4,016
Total assets	$674,495	$663,336	$611,409

Liabilities:
Deposit accounts:
Noninterest bearing	89,242	88,327	82,842
Interest bearing	426,035	420,555	398,286
Total deposits	515,277	508,882	481,128
Accrued expense and other liabilities	5,363	5,000	5,372
FHLB advances and other borrowings	78,855	75,491	55,534
Subordinated debentures, net	14,965	14,959	14,951
Total liabilities	614,460	604,332	556,985

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized;
none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
4,083,127 shares issued; 3,779,464, 3,779,464, and 3,776,916 shares outstanding
at September 30, 2016, June 30, 2016 and September 30, 2015, respectively)	41	41	41
Additional paid-in capital	22,184	22,168	22,134
Unallocated common stock held by employee stock ownership plan (ESOP)	(850)	(891)	(1,016)
Treasury stock, at cost (303,663, 303,663 and 306,211 shares at
September 30, 2016, June 30, 2016 and September 30, 2015, respectively)	(3,321)	(3,321)	(3,338)
Retained earnings	40,096	38,626	36,714
Accumulated other comprehensive income (loss)	1,885	2,381	(111)
Total shareholders' equity	60,035	59,004	54,424
Total liabilities and shareholders' equity	$674,495	$663,336	$611,409

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Interest and dividend Income:
Interest and fees on loans	$5,461	$4,955	$4,390	$15,253	$12,607
Securities available-for-sale	709	740	759	2,196	2,255
FRB and FHLB dividends	37	35	5	103	25
Interest on deposits with banks	-	1	-	1	1
Other interest income	1	-	-	4	5
Total interest and dividend income	6,208	5,731	5,154	17,557	14,893
Interest Expense:
Interest expense on deposits	383	381	400	1,119	1,093
Advances and other borrowings	209	212	130	622	401
Subordinated debentures	195	195	191	584	254
Total interest expense	787	788	721	2,325	1,748
Net interest income	5,421	4,943	4,433	15,232	13,145
Loan loss provision	472	459	310	1,381	960
Net interest income after loan loss provision	4,949	4,484	4,123	13,851	12,185

Noninterest income:
Service charges on deposit accounts	229	211	317	639	783
Net gain on sale of loans	3,164	2,438	1,639	7,320	5,126
Mortgage loan servicing fees	462	442	523	1,267	1,360
Wealth management income	166	159	174	461	470
Interchange and ATM fees	227	223	146	652	436
Appreciation in cash surrender value of life insurance	133	113	105	358	315
Net gain on sale of available-for-sale securities	110	84	-	194	234
Net (loss) gain on sale of OREO	(2)	12	-	10	-
Net loss on fair value hedge	-	-	-	-	(93)
Other noninterest income	200	124	8	490	438
Total noninterest income	4,689	3,806	2,912	11,391	9,069

Noninterest expense:
Salaries and employee benefits	4,177	3,916	3,660	11,783	10,678
Occupancy and equipment expense	698	671	838	2,158	2,307
Data processing	456	463	560	1,467	1,605
Advertising	192	150	170	530	563
Amortization of mortgage servicing fees	326	285	218	839	640
Amortization of core deposit intangible and tax credits	112	111	116	335	317
Federal insurance premiums	99	123	83	305	251
Postage	60	34	63	148	152
Legal, accounting and examination fees	120	61	126	279	415
Consulting fees	44	34	72	161	523
Other noninterest expense	875	838	586	2,388	1,874
Total noninterest expense	7,159	6,686	6,492	20,393	19,325

Income before income taxes	2,479	1,604	543	4,849	1,929
Income tax provision	707	340	22	1,166	230
Net income	$1,772	$1,264	$521	$3,683	$1,699

Basic earnings per share	$0.46	$0.34	$0.14	$0.97	$0.44
Diluted earnings per share	$0.46	$0.32	$0.14	$0.95	$0.44
Weighted average shares
outstanding (basic EPS)	3,779,464	3,779,464	3,804,532	3,779,464	3,823,896
Weighted average shares
outstanding (diluted EPS)	3,873,171	3,873,171	3,841,787	3,873,171	3,861,151

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	September 30,	June 30,	September 30,
	2016	2016	2015
Asset Quality:
Nonaccrual loans	$1,421	$2,040	$556
Loans 90 days past due	301	89	888
Restructured loans, net	44	44	47
Total nonperforming loans	1,766	2,173	1,491
Other real estate owned and other repossessed assets	513	565	619
Total nonperforming assets	$2,279	$2,738	$2,110
Nonperforming loans / portfolio loans	0.38%	0.49%	0.38%
Nonperforming assets / assets	0.34%	0.41%	0.35%
Allowance for loan losses / portfolio loans	1.01%	0.96%	0.83%
Allowance / nonperforming loans	263.31%	196.04%	216.63%
Gross loan charge-offs for the quarter	$83	$148	$39
Gross loan recoveries for the quarter	$1	$9	$9
Net loan charge-offs for the quarter	$82	$139	$30

Capital Data (At quarter end):
Tangible book value per share	$13.91	$13.63	$12.40
Shares outstanding	3,779,464	3,779,464	3,776,916

Profitability Ratios (For the quarter):
Efficiency ratio*	69.70%	75.15%	86.79%
Return on average assets	1.07%	0.78%	0.35%
Return on average equity	11.82%	8.76%	3.87%
Net interest margin	3.55%	3.31%	3.28%

Profitability Ratios (Year-to-date):
Efficiency ratio *	75.34%	78.79%	85.57%
Return on average assets	0.76%	0.60%	0.40%
Return on average equity	8.44%	6.68%	4.22%
Net interest margin	3.40%	3.33%	3.36%

Other Information
Average total assets for the quarter	$664,580	$649,585	$593,947
Average total assets year to date	$649,203	$641,188	$570,948
Average earning assets for the quarter	$611,055	$596,479	$540,222
Average earning assets year to date	$596,858	$589,432	$520,925
Average loans for the quarter **	$471,437	$448,158	$384,275
Average loans year to date **	$449,334	$438,283	$361,355
Average equity for the quarter	$59,958	$57,746	$53,894
Average equity year to date	$58,157	$57,257	$53,701
Average deposits for the quarter	$500,381	$493,879	$478,635
Average deposits year to date	$491,987	$487,463	$460,816

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007